Exhibit B

Reportable Transactions in the Common Stock

The following table lists all transactions completed by the Reporting Persons in the Common Stock during the six-month period prior to the date of this filing. All transactions set forth in the table below were effected by Mr. Norris on the open market.

Date	No. of Shares Sold	Price Per Share
May 16, 2025	1,449	$1.541
June 11, 2025	30,000	$1.6803(1)
June 13, 2025	10,000	$1.7101(2)
July 10, 2025	15,000	$1.5000(3)
October 2, 2025	25,000	$2.5792
October 3, 2025	51,501	$2.7400
October 6, 2025	25,100	$2.9100
October 7, 2025	55,000	$$2.8300
October 10, 2025	5,000	$2.5818
October 13, 2025	35,000	$2.5594(4)
October 14, 2025	40,000	$2.5594(5)
October 15, 2025	2,871	$2.5651
October 16, 2025	25,000	$2.4253(6)
October 17, 2025	10,000	$2.2901(7)
October 20, 2025	75,000	$2.4821(8)
October 21, 2025	25,000	$2.6944(9)
October 23, 2025	50,000	$2.5162(10)
October 24, 2025	50,000	$2.6202(11)
October 27, 2025	5,000	$2.6545(12)
October 30, 2025	54,381	$2.7732(13)
October 31, 2025	55,000	$2.8177(14)
November 11, 2025	5,000	$2.2010(15)
November 12, 2025	25,000	$2.1611(16)
November 13, 2025	20,000	$2.0892(17)
November 14, 2025	55,000	$2.3582(18)
November 19, 2025	3,013	$2.115
November 20, 2025	17,008	$2.0176(19)
November 21, 2025	10,536	$2.0585(20)
November 24, 2025	30,000	$2.0551(21)
November 26, 2025	5,000	$2.1419
November 28, 2025	5,000	$2.1530

1. Represents weighted average sale price. Actual sales prices ranged between $1.6020 per share and $1.7500 per share.

2. Represents weighted average sale price. Actual sales prices ranged between $1.6998 per share and $1.7205 per share.

3. Represents weighted average sale price. Actual sales prices ranged between $1.4903 per share and $1.5096_per share.

4. Represents weighted average sale price. Actual sales prices ranged between $$2.5200 per share and $$2.5798 per share.

5. Represents weighted average sale price. Actual sales prices ranged between $2.5404 per share and $2.6150 per share.

6. Represents weighted average sale price. Actual sales prices ranged between $2.4035 per share and $2.4414 per share.

7. Represents weighted average sale price. Actual sales prices ranged between $2.2800 per share and $2.3001 per share.

8. Represents weighted average sale price. Actual sales prices ranged between $2.3801 per share and $2.5350 per share.

9. Represents weighted average sale price. Actual sales prices ranged between $2.6701 per share and $2.7000 per share.

10. Represents weighted average sale price. Actual sales prices ranged between $2.4800 per share and $2.5616 per share.

11. Represents weighted average sale price. Actual sales prices ranged between $2.5001 per share and $2.7929 per share.

12. Represents weighted average sale price. Actual sales prices ranged between $2.6500 per share and $2.7500 per share.

13. Represents weighted average sale price. Actual sales prices ranged between $2.7500 per share and $2.8001 per share.

14. Represents weighted average sale price. Actual sales prices ranged between $2.8000 per share and $2.8686 per share.

15. Represents weighted average sale price. Actual sales prices ranged between $2.2000 per share and $2.2200 per share.

16. Represents weighted average sale price. Actual sales prices ranged between $2.1100 per share and $2.2500 per share.

17. Represents weighted average sale price. Actual sales prices ranged between $2.0650 per share and $2.1301 per share.

18. Represents weighted average sale price. Actual sales prices ranged between $2.1501 per share and $2.4600 per share.

19. Represents weighted average sale price. Actual sales prices ranged between $2.0000 per share and $2.0500 per share.

20. Represents weighted average sale price. Actual sales prices ranged between $2.0000 per share and $2.1115 per share.

21. Represents weighted average sale price. Actual sales prices ranged between $2.0400 per share and $2.0706 per share.